UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

SOEFL, Inc.

 (Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-158153

(Commission File Number)

26-3550286

 (IRS Employer Identification No.)

112 North Curry Street

Carson City, Nevada 89703

 (Address of principal executive offices)(Zip Code)

(877) 685-1955

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 25, 2011, SOEFL, Inc., a Nevada corporation (the “Company”) entered into an Agreement and Plan of Merger dated July 8, 2011, by and among the Company, SurePure Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of the Company, and SurePure Investment Holding AG, a Switzerland corporation (“SurePure”).

Under the terms and conditions of the Agreement, the Company will sell 26,822,215 shares of common stock Company in consideration for all the issued and outstanding shares in SurePure.  The effect of the issuance will be that SurePure shareholders will hold approximately 60% of the issued and outstanding shares of common stock of the Company.  Separately, a wholly-owned subsidiary of the Company will merge with SurePure, with the effect that SurePure will be a wholly-owned subsidiary of the Company.  The transaction is anticipated to close in September 2011, subject to SurePure shareholder approval and customary closing conditions, as set forth in the Agreement.  The Agreement further provides that upon consummation of the transaction, SOEFL will change its name to “SurePure, Inc.”

SurePure’s business is the marketing and sale of liquid photo-purification (Ultra Violet) technology that purifies turbid liquids, including milk, beer, fruit juice, wine, carbonated beverages and industrial applications, including water.  SurePure’s patented technology uses ultra violet light to provide a green alternative to heat and chemicals in the purification of turbid liquids.

Item 3.03 Material Modification to Rights of Security Holders

Effective June 10, 2011, the board of directors of the Company approved an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 75,000,000 to 750,000,000 and effecting a fifteen and two-tenths-for-one (15.2:1) forward split of the Company’s issued and outstanding shares of common stock.  The forward split was effective with the Financial Industry Regulatory Authority as of the opening of business on June 14, 2011.  As a result of the forward stock split, each share of the Company’s common stock issued and outstanding on such date was split into 15.2 shares of the Company’s common stock.

The Board believes that it is advisable and in the best interests of the Company to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the Company’s future needs. The unissued shares of common stock will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with financing or acquisition transactions. SOEFL has no present plans or commitments for the issuance or use of the proposed additional shares of common stock in connection with any financing.

The increase the number of authorized shares of Common Stock from 75,000,000 to 200,000,000 is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any debt instruments or the Articles of Incorporation or the Bylaws of the Company in effect on the date of this Information Statement. However, the Company’s stockholders should note that the availability of additional authorized and unissued shares of common stock could make any attempt to gain control of the Company or the board of directors more difficult or time consuming and that the availability of additional authorized and unissued shares might make it more difficult to remove management.  The Agreement and Plan of Merger referenced in Item 1.01 hereof notwithstanding, the Company is not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of the Company’s stock.  The Company has no present intention to use the increased number of authorized common stock for anti-takeover purposes.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective June 10, 2011, the Company filed with the Secretary of State of the State of Nevada, (i) a Certificate of Amendment to Articles of Incorporation, effecting amendment to its Articles of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 200,000,000 and (ii) and Certificate of Change effect a fifteen and two-tenths-for-one (15.2:1) forward split of the Company’s shares of common stock outstanding on such date.  A description of the forward split is contained in Item 3.03 of this Current Report on Form 8-K, which description is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit	Description
2.1

Agreement and Plan of Merger dated July 8, 2011, by and among SOEFL, Inc., a Nevada corporation, SurePure Acquisition Corp., a Nevada corporation, and SurePure Investment Holding AG, a Switzerland corporation

3.1	Certificate of Amendment to Articles of Incorporation
3.2	Certificate of Change

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOEFL, Inc.

(Registrant)

Date:  July 27, 2011

       By:      /s/    Ratree Yabamrung

Name:  Ratree Yabamrung

Title: President

Exhibit Index

Exhibit	Description
2.1

Agreement and Plan of Merger dated July 8, 2011, by and among SOEFL, Inc., a Nevada corporation, SurePure Acquisition Corp., a Nevada corporation, and SurePure Investment Holding AG, a Switzerland corporation

3.1	Certificate of Amendment to Articles of Incorporation
3.2	Certificate of Change

2